PRESSTEK, INC.                  Rule 424(b)(3)
                                                                     33-80466

                       Supplement dated March 19, 1996 to
                       Prospectus dated June 17, 1994

                  The following table sets forth information concerning the beneficial ownership of Common Stock by the Selling Stockholders as of March 19, 1996 and the number of shares which may be offered and sold by the Selling Stockholders pursuant to this Prospectus. All share information has been adjusted to give effect to stock dividends of 25% and 100%, respectively, on the Common Stock effected in August 1994 and May 1995, respectively.

                                                                                                              Beneficial Ownership
                                                                Shares                                           After Offering
                                                                Beneficially            Shares              ------------------------
                                       Position with            Owned Prior             Being                  Shares(2) Percent(2)
Name(1)                                Company                  to Offering             Offered              ----------- -----------
-------                                -------                  -----------             -------
Robert Howard                          Chairman of              1,469,224(3)           352,500(4)              1,116,724    7.6
                                       the Board and
                                       Director

Richard A. Williams                    Chief                      340,000(5)           127,500(4)             212,500(6)    1.4
                                       Executive
                                       Officer,
                                       Secretary and
                                       Director

Frank G. Pensavecchia                  Senior Vice                122,500(4)           102,500(4)              20,000(4)    (7)
                                       President -
                                       Engineering

Dr. Lawrence Howard                    Director                 1,397,736(8)           175,000(4)           1,222,736(9)    8.0

(1) The address of each of the Selling Stockholders (other than Mr. Howard and Dr. Howard) is c/o Presstek, Inc., 8 Commercial Street, Hudson, N.H. 03051. The address of Mr. Howard is 303 East 57th Street, New York, New York 10022. The address of Dr. Howard is 120 East End Avenue, New York, N.Y. 10028.

(2) Based upon 15,074,246 shares of Common Stock outstanding as of the date of this supplemented Prospectus, and assumes as to each Selling Stockholder, the sale of all of the shares being offered by such such Selling Stockholder, but no other Selling Stockholder, pursuant to this Prospectus.

(3) Includes exerciseable options to purchase 352,500 shares and 12,000 shares owned by Mr. Howard's wife.

(4)      Represents shares issuable upon exercise of options.

(5)      Includes exercisable options to purchase 165,000 shares.

(6)      Includes exercisable options to purchase 37,500 shares.

(7)      Less than 1%.

(8) Includes exercisable options to purchase 175,000 shares held by Dr. Howard. Also includes 17,500 shares owned by Dr. Howard's wife, 26,892 shares owned by Dr. Howard's wife as custodian for Dr. Howard's children and 22,500 shares owned by Dr. Howard as custodian for his children.

(9) Includes 17,500 shares owned by Dr. Howard's wife, 26,892 shares owned by Dr. Howard's wife as custodian for Dr. Howard's children and 22,500 shares owned by Dr. Howard as custodian for his children.